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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                          Commission File No. 001-32046

                           NOTIFICATION OF LATE FILING

(CHECK ONE): |X| Form 10-K  |_| Form 20-F  |_| Form 11-K  |_| Form 10-Q
             |_| Form N-SAR

For Period Ended: August 31, 2005

|_| Transition Report on Form 10-K

|_| Transition Report on Form 20-F

|_| Transition Report on Form 11-K

|_| Transition Report on Form 10-Q

|_| Transition Report on Form N-SAR

    For Transition Period Ended:___________________________________


     READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I--REGISTRANT INFORMATION


Full Name of Registrant: SIMULATIONS PLUS, INC.


Former Name if Applicable: N/A


Address of Principal Executive Office (STREET AND NUMBER): 1220 W. AVENUE J


City, State and Zip Code: LANCASTER, CA 93534-2902


                        PART II--RULES 12B-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                               PART III--NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     THE REGISTRANT IS UNABLE TO FILE ITS ANNUAL REPORT ON FORM 10-KSB FOR ITS FISCAL YEAR ENDED AUGUST 31, 2005, WITHIN THE PRESCRIBED TIME PERIOD DUE TO UNFORESEEN DELAYS IN THE COLLECTION AND REVIEW OF INFORMATION AND DOCUMENTS AFFECTING DISCLOSURES IN THE ANNUAL REPORT ON FORM 10-KSB. THE REGISTRANT EXPECTS TO FILE THE SUBJECT REPORT NO LATER THAN THE FIFTEENTH CALENDAR DATE FOLLOWING THE PRESCRIBED DUE DATE FOR THE REPORT.


                           PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            MOMOKO BERAN               (661)                  723-7723
           --------------         ---------------        ------------------
               (Name)               (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                  |X| Yes No |_|

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             SIMULATIONS PLUS, INC.
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date NOVEMBER 29, 2005                   By  /s/ MOMOKO BERAN
                                             -------------------------------
                                             Momoko Beran
                                             Chief Financial Officer